UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 10, 2013
Date of Report (Date of Earliest Event Reported)

ITRON, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	000-22418	91-1011792
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2111 N. Molter Road, Liberty Lake, WA 99019
(Address of Principal Executive Offices, Zip Code)

(509) 924-9900
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                      Costs Associated with Exit or Disposal Activities.

On September 10, 2013, Itron, Inc.’s (Itron’s or the Company’s) senior management approved projects to restructure the Company’s operations to improve profitability and increase efficiencies. The Company estimates net annualized cost savings of approximately $30 million as the result of these actions.

Itron is implementing projects to reduce headcount across all functions throughout the Company and to close or consolidate several facilities. Overall, Itron plans to reduce its workforce by approximately 750 positions, or 9%. Based on the anticipated project timing, we expect to complete approximately 60% of the reductions by the end of 2013.  Substantially all of the actions will be completed by June 2014.

Itron estimates a pre-tax restructuring charge of $30 to $35 million, substantially all of which will be incurred in the third quarter of 2013. Of the total estimated charge, approximately 95% will result in cash expenditures, primarily for severance costs, and the remainder will be non-cash items, related to facility exit costs.

Certain projects are subject to a variety of labor and employment laws, rules, and regulations which could result in implementation delays at some locations.

An FAQ document, which has been posted to Itron’s Investor website (investors.itron.com), is attached hereto as Exhibit 99.1.

The information presented in this Current Report on Form 8-K contains forward-looking statements and certain assumptions upon which such forward-looking statements are in part based. Numerous important factors, including those factors identified in Itron, Inc.’s Annual Report on Form 10-K and other of the Company’s filings with the Securities and Exchange Commission, and the fact that the assumptions set forth in this Current Report on Form 8-K could prove incorrect, could cause actual results to differ materially from those contained in such forward-looking statements.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

99.1	Itron Restructure FAQ dated September 12, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ITRON, INC.

Dated: September 12, 2013	By:	/s/ Steven M. Helmbrecht
Steven M. Helmbrecht
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Itron Restructure FAQ dated September 12, 2013.